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                                                                    EXHIBIT 4.1b
November 11, 1996


Private Shelf Agreement dated as of January 31, 1996 between Zero
Corporation (the "Company") and Electronic Solutions ("Electronic"), on the one hand and The Prudential Insurance Company of America ("Prudential") and each Prudential Affiliate (as defined in the Agreement) which has become bound by certain provisions of the Agreement

Pursuant to the request of the company and Electronic and paragraph 12C of the Agreement, Prudential and Pruco Life Insurance Company ("Pruco") hereby agree with the company and Electronic that the Agreement shall be amended as follows:

      1. Clause (ii) of paragraph 6C(3) is amended and restated in its entirety as follows:

         		"Purchased Common Stock and common stock of the Company repurchased by the Company,".

      2. Clause (vii) of paragraph 6C(3) is amended and restated in its entirety as follows:

         		"so long as the aggregate amount thereof at no time exceeds
            $14,000,000, the book value of claims of the Company on the cash value of life insurance policies owned by current and former members of the Company's management, the premiums on which have been advanced by the Company to such current and former management members,".

     In order to induce Prudential and Pruco to enter into this amendment, the Company and Electronic hereby represent that (i) other than this amendment, the parties have not entered into any amendment, waiver or mutual disregard of the terms and conditions of the Agreement, or any course of dealing or variance with the terms and provisions thereof, (ii) no consent, waiver, approval or amendment relating to the subject matter hereof is necessary to avert a default or event of default under any material agreement of the Company, and (iii) after giving effect to this letter, no Default or Event of Default exists on the date hereof.

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     If you are in agreement with the foregoing, please execute the enclosed counterpart of this letter in the spaces indicated below and return such executed counterpart to James F. Evert, Prudential Capital Group, Four Em, whereupon this letter shall become a binding agreement.

                                          Sincerely,


                                          THE PRUDENTIAL LIFE INSURANCE
                                              COMPANY OF AMERICA


                                          By:     /s/
                                          Its:  Vice President


                                          PRUCO LIFE INSURANCE COMPANY


                                          By:    /s/
                                          Its:  Assistant Vice President
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Accepted and agreed to effective
the date first appearing above.

ZERO CORPORATION


By:      /s/ G. A. Daniels
Its:  Vice President


ELECTRONIC SOLUTIONS

By:      /s/ G. A. Daniels
Its:  Vice President